                                                                    EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is dated as of the 5th day of July, 1996, by and between GARGOYLES, INC., a Washington corporation (the "Corporation") and BRUCE MECKLING ("Employee"). In consideration of the mutual covenants and conditions set forth herein, the parties agree as follows:

1. Employment. Subject to the terms and conditions contained in this Agreement, the Corporation hereby employs Employee and Employee hereby accepts employment with the Corporation.

2. Duties And Reporting Relationship. During the Term of Employment, as defined below, Employee shall be employed in the capacity of Vice President, International of the Corporation, or in such other office or capacity as the Corporation shall direct, from time to time, during the term hereof. In such capacity, Employee shall devote his working time and attention to establishing and maintaining a European main office for the Corporation, as well as any necessary regional offices, and may be asked to direct the Corporation's international operations from the Corporation's US corporate headquarters, subject to the direct supervision and approval of Travis Worth, Chief Operating Officer, and under the direction of the President and the Board of Directors of the Corporation. Employee acknowledges and agrees that as Vice President, International the hours which he is required to work will vary considerably and will sometimes be more than 40 hours per week. Employee further acknowledges and agrees that such work in excess of 40 hours per week is a regular and normal part of the responsibilities for which he is compensated, and does not in any way constitute overtime for which he is entitled to receive additional compensation. Employee also shall perform such duties as may be specified for companies which are controlled by or are under common control with the Corporation, including without limitation H.S.C., a Washington corporation d/b/a Hobie Polarized Sunglasses, and the kindling company, a California corporation, which will develop, manufacture and sell sunglasses under the Timberland trademark.

3. Term. Unless sooner terminated in accordance with this Agreement, the Employee's term of employment shall become effective on the earlier of (i) the first Monday following Employee's termination of employment with Bausch & Lomb Incorporated or (ii) August 1, 1996 and shall continue until the third anniversary hereof (the "Term of Employment"). Thereafter, the Term of Employment shall continue on a quarter-to-quarter basis until either party hereto gives at least ninety (90) days notice to the other of its decision to end the term hereof. Any notice under this paragraph shall not be considered a termination pursuant to the other provisions of this Agreement.

4. Base Salary. For all services rendered by Employee under this Agreement, the Corporation shall pay Employee a Base Salary at an annual rate of




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US$175,000, payable in twice monthly installments in accordance with the
Corporation's usual payroll policies and procedures. Base Salary shall be adjusted on a no loss/no gain to Employee basis for the effects of foreign tax, housing, and the cost of goods and services. This Base Salary is subject to annual increases by the Board of Directors of the Corporation, considering all factors relevant to such a decision, but shall not be decreased.

5.       Benefits.

         5.1 Expenses. The Corporation shall reimburse Employee for all reasonable and necessary business expenses incurred and advanced by him in carrying out his duties under this Agreement promptly following presentation of receipts and other supporting information.

         5.2 Signing Bonus; Stock Option Grant. On January 1, 1997, the Corporation shall pay Employee a bonus of US$50,000. Upon the commencement of employment pursuant to Section 3, the Corporation will grant to Employee a fully-vested option to purchase 1000 shares of the Corporation's Common Stock (which number is based on 1,002,670 total shares of Common Stock issued and outstanding) under the Corporation's 1995 Stock Option Plan (the "Plan"), a copy of which is attached hereto as Exhibit A, under which Employee will have the opportunity, in accordance with the terms of the Plan, to purchase such stock at an exercise price equal to US$88 per share.

         5.3 Incentive Bonus. Employee shall be entitled to participate in the Corporation's 1996 management incentive compensation program for the five-month period of August 1, 1996 to December 31, 1996. In addition, beginning January 1, 1997, for calendar year 1997 and thereafter during the Term of Employment, Employee shall be entitled to participate in incentive compensation programs established by the Corporation for management. Specific objectives and bonus amounts will be established by the Corporation for Employee prior to 1997. Bonus amounts established will range between twenty-five and fifty percent of Employee's base salary.

         5.4 Company Incentive Stock Option. Upon the commencement of employment pursuant to Section 3, Employee will be granted an additional incentive stock option under the Plan to purchase 3,000 shares of the Corporation's Common Stock (which number is based on 1,002,670 total shares of Common Stock issued and outstanding), in three 1000 share blocks, at an exercise price of US$88 per share, vesting monthly at the rate of twenty percent (20%) per year, provided, however, that vesting of such shares is also subject to the Corporation achieving the international sales volume goals described as follows:

Block 1  1000 shares
Block 2  1000 shares



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Block 3  1000 shares

The vested portion of Block 1 shares shall become exercisable once the Corporation achieves/has achieved $5 million in international sales, or, if this goal is not met, on August 1, 2001.

The vested portion of Block 2 shares shall become exercisable once the Corporation achieves/has achieved $10 million in international sales, or, if this goal is not met, on August 1, 2001.

The vested portion of Block 3 shares shall become exercisable once the Corporation achieves/has achieved $15 million in international sales, or, if this goal is not met, on August 1, 2001.

If the Corporation achieves $15 million in international sales in any one calendar year on or before the third anniversary hereof, and the Corporation fails to extend Employee's employment past such date, then the 3000 optioned shares discussed in this subsection 5.4 shall vest and become exercisable in full on the third anniversary hereof.

Grant of Employee's options as described in subsections 5.2 and 5.4 hereof are subject to approval by the Corporation's Board of Directors.

         5.5 Incremental Bonus. On December 31, 1999, the Corporation shall pay Employee an additional cash bonus in accordance with the following schedule if between the effective date of this Agreement and December 31, 1999, the Corporation has achieved the following international sales goals:

If between the date hereof and December 31, 1999, the Corporation's international sales for such period total at least $30 million, on December 31, 1999 the Corporation shall pay to Employee a bonus of US$50,000.

If between the date hereof and December 31, 1999, the Corporation's international sales for such period total at least $38.75 million, on December 31, 1999 the Corporation shall pay to Employee a bonus of US $100,000.

If between the date hereof and December 31, 1999, the Corporation's international sales for such period total at least $47.5 million, on December 31, 1999 the Corporation shall pay to Employee a bonus of US $200,000.

         5.6 Company Benefits. Employee shall be entitled to participate fully in all the Corporation's employee benefits plans established for full-time employees of the Corporation, including without limitation all health, medical, retirement, life and disability insurance plans established by the Corporation in accordance with the terms of such plans. Employee shall be entitled to participate in any pension and



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retirement plans, stock option or ownership plans, and other fringe benefit plans, perquisites and programs as are or may be made available from time to time to executives or other salaried employees of the Corporation to the extent eligible under the terms of such plans.

         5.7 Vacation; Sick Leave. Employee will be entitled to vacation and sick leave in accordance with policies of the Corporation, as amended from time to time, generally applicable to executive employees of the Corporation.

6.       Termination.

         6.1 Termination for Cause. Except as set forth below, this Agreement and Employee's employment by the Corporation may only be terminated for Cause. For purposes of this Agreement, "Cause" shall mean: (i) Employee shall be found by the Board of Directors of the Corporation to be guilty of fraud or other acts of willful misconduct in connection with his employment hereunder which have a material adverse effect on the Corporation (ii) any failure by Employee to follow the directives of the Corporation's Chief Operating Officer, President, or other supervisor, or the Board of Directors (iii) conviction of Employee for commitment of a felony; (iv) any violation of law by Employee which has a material adverse effect on the Corporation; (v) habitual use of narcotics or alcohol which impairs Employee's performance of his duties under this Agreement;
(vi) theft or embezzlement by Employee from the Corporation; (vii) a material breach of Employee's obligations under paragraph 7 hereof; (viii) unexcused habitual absence from work for reasons unrelated to illness, family crisis or disability; or (ix) failure of the Corporation to meet at least 75% of the international sales projected during any one year in accordance with the following schedule:

Year              International Sales
----              -------------------

1997              $5 million
1998              $10 million
1999              $15 million

Employee may not be terminated for Cause unless and until he shall have been given written notice which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Cause pursuant to this paragraph 6 (the "Termination Notice"). Employee shall be deemed terminated on the 30th day following his receipt of the Termination Notice (the "Termination Date") if he shall have failed to cure or correct the circumstances constituting Cause, or if such circumstances cannot reasonably be cured within a thirty (30) day period, if Employee shall have failed to actively and diligently pursue cure of such circumstances.

         6.2      Death or Disability.

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                  (a) This Agreement and the Employee's employment hereunder shall terminate upon the death of Employee. The date of Employee's death also is referred to herein as the "Termination Date."

                  (b) If Employee is Disabled, the Corporation shall have the right and may elect to terminate the services of the Employee by written notice. The day after such written notice has been delivered to the Employee is also referred to herein as the "Termination Date." For purposes of this Agreement, "Disabled" shall mean that the Employee is unable to perform his duties under this Agreement as Vice President, International of the Corporation by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a period of not less than 90 days. Determination of whether Employee is Disabled shall be made in good faith by the Board of Directors of the Corporation on the basis of medical evidence provided by Employee's physician and, if the parties disagree, a physician chosen by the Board of Directors.

         6.3 Resignation With Good Reason. Should Employee wish to resign from his position with the Corporation during the Employment Period with Good Reason, he shall give thirty (30) days written notice to the Corporation specifying the date as of which his resignation is to become effective. The date specified in such written notice is also referred to herein as the "Termination Date". Failure to provide such notice shall entitle the Corporation to fix the Termination Date as of the last business day on which Employee reported for work at the principal offices of the Corporation. "Good Reason" shall mean (i) material breach by the Corporation of its obligations hereunder or; (ii) a significant adverse change in the nature and scope of Employee's position of employment.

         6.4 Employee's Voluntary Resignation. Should Employee wish to resign from his position with the Corporation during the Employment Period without Good Reason (his "Voluntary Resignation"), he shall give thirty (30) days written notice to the Corporation and specify the date as of which his resignation is to become effective. The date specified in such written notice is also referred to herein as the "Termination Date." Failure to provide such notice shall entitle the Corporation to fix the Termination Date as of the last business day on which Employee reported for work at the principal offices of the Corporation.

         6.5      Compensation and Benefits Upon Termination.

                  (a) If the employment of the Employee is terminated for Cause or by his Voluntary Resignation, the Employee shall not be entitled to any compensation or other benefits hereunder for any period after the Termination Date.

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                  (b) If the employment of Employee is terminated other than for
Cause or due to Employee's Voluntary Resignation, Employee shall be entitled to receive (i) an amount equal to the Base Salary payable for the remaining period of the Term of Employment, less any amounts received by Employee under disability insurance policies provided by the Corporation or as compensation or benefits from employment during such time and (ii) all benefits under employee benefit plans in which Employee was participating immediately prior to the Termination Date which would have been available to Employee during the Term of Employment, provided that Employee's continued participation is permitted under the terms and provisions of such employee benefit plans. If Employee's participation in any employee benefit plan is not permitted, the Corporation shall arrange to provide Employee with benefits substantially similar to those which Employee otherwise would be entitled to receive.

7. Intellectual Property; Nondisclosure of Confidential Information; Covenant Not To Compete.

         7.1      Definitions.

                  (a) Confidential Information. For purposes of this Agreement, Confidential Information shall mean all the Corporation's proprietary information which derives independent economic value from its secrecy from other persons, companies, or business entities who could obtain economic value from its disclosure to them or use by them. Confidential Information also includes, without limitation, research data, trade or business know-how or business plans, inventions, devices, patterns, compilations, programs, methods, techniques, or processes which are disclosed or made available by the Corporation to Employee, or devised by Employee during his employ by the Corporation. Examples of Confidential Information include, without limitation: all information specifically identified as proposed installations, products or product lines, information systems, or other projects, the Corporations' supplier and customer lists and all customer information and the Corporation's existing and proposed business and marketing plans and policies, whether written or oral, and whether designated individually as Confidential Information or not. Confidential Information does not include information that: (i) is a matter of public knowledge at the time Employee first learned of the information; (ii) later becomes a matter of public knowledge after Employee learns of it, other than becoming public knowledge by reason of a breach by Employee of the obligations of confidentiality set out in this Agreement, or (iii) Employee acquired during previous employment prior to the effective date of this Agreement.

                  (b) Conflicting Services. For purposes of this Agreement, Conflicting Services shall mean product development or marketing of any eyewear, or other products which compete with products then in production and marketing, or reasonably anticipated to be in production and marketing, by the Corporation or



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by H.S.C., Inc., or the kindling company, or by any of their respective exclusive licensees, and shall in addition mean all services of any type which involve, directly or indirectly, the use or disclosure of Confidential Information. Conflicting Services specifically do not include: (i) general product development, marketing and promotional services, (ii) product development, marketing and promotion of sportswear and sporting goods in general, and (iii) product development, marketing and promotion of eyewear and sporting goods (except for product development, marketing and promotion by methods which include, or make use of, Confidential Information) that are not competitive with products then in production and marketing, or reasonably anticipated to be in production and marketing by the Corporation or by Pro-Tec, Inc., or by any of their respective exclusive licensees.

                  (c) Conflicting Territories. For purposes of this Agreement, Conflicting Territories shall mean, severally or together, each of the states of the United States, and all foreign countries in which the Corporation and H.S.C. and the kindling company products are now sold or are hereafter sold.

                  (d) Invention. For purposes of this Agreement, Invention shall mean all new inventions, discoveries, creations and works of authorship, and any improvements to existing inventions, whether patentable or not, and all software relating to any inventions, discoveries or improvements, which Employee conceives, makes, develops, or reduces to practice, whether alone or with any other person, company or business entity, (i) while Employee is working for the Corporation in any capacity under this Agreement which relates to any questions or problems for which the Corporation has requested Employee's services, (ii) that are based in any way on Confidential Information received by Employee from the Corporation or developed or made by Employee during his employ at the Corporation, or (iii) with the aid of any equipment, supplies, facilities or employees of the Corporation or on the Corporation's time.

         7.2 Non Disclosure of Confidential Information. Employee agrees not to disclose or to use any Confidential Information, either during or after employment by the Corporation, except as required by the performance of duties within the scope of Employee's employment. Employee agrees to apply his best efforts to otherwise prevent unauthorized disclosure or use of any Confidential Information, and to immediately inform an officer of the Corporation if any improper disclosure or use does occur.

         7.3 Adherence to Confidentiality. Employee acknowledges his understanding and recollection that his employment with the Corporation has always been under terms of the strictest confidentiality which were at least the equivalent of the confidentiality terms of this Agreement, and acknowledges and states that at no time during his employment with the Corporation has he departed in any substantial way from adherence to those terms.

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         7.4 Conflicting Services. Although certain provisions of this Agreement allow Employee to engage in Conflicting Services subject to certain terms and conditions, Employee's common law and contractual duties to maintain and preserve the secrecy of the Corporation's Confidential Information continue in perpetuity unabated and unchanged by those provisions.

         7.5 Covenant Not To Compete.

                  (a) Representation of Employee. Employee represents that, and the Corporation offers this employment in reliance upon Employee's representation that, in the event of termination or expiration of Employee's employment for any cause whatsoever, Employee's experience, education, training and capabilities are such that he can obtain employment performing activities which are not Conflicting Services, or which are to be performed outside of Conflicting Territories, and that the enforcement of this Agreement by way of injunction will not present Employee from earning a living.

                  (b) Covenant of Employee; Term. Employee agrees that he will not directly or indirectly, whether as principal, agent, officer, director, employee, salesman, or otherwise, alone or in associate with any other person, firm, corporation or other business corporation, enter into, participate in, or engage in any Conflicting Services within any Conflicting Territory. Employee also agrees not to either directly or indirectly solicit for employment or employ any employee of the Corporation for any party other than the Corporation. Employee further agrees that he shall not directly or indirectly acquire or own any shares or other interest in the business of any person, firm, corporation or other business organization which is engaged in or proposes to become engaged in any Conflicting Services within any Conflicting Territory (other than for bona fide non-controlling investment purposes). If Employee's employment with the Corporation terminates for Cause or because of his Voluntary Resignation, and provided the Corporation is not in default of its payment and other obligations to Employee arising under this Agreement, Employee's Covenant Not To Compete shall be effective for a period of one year from the Termination Date and shall be effective and enforceable in and throughout all Conflicting Territories. If Employee is terminated for any reason other than for Cause or because of his Voluntary Resignation, Employee's Covenant Not To Compete shall be effective for a period of the remainder of the Term of Employment plus six months from the Termination Date and shall be effective and enforceable in and throughout all Conflicting Territories.

                  (c) Enforcement. Employee agrees that as to the geographic areas and the time periods set forth above for the purpose of the Covenant Not To Compete, each Conflicting Territory and each time period are divisible and separate so that in the event the Covenant Not To Compete is held by a court to be invalid or unenforceable as to any geographic area or for any time period described, the Covenant Not To Compete shall remain valid and enforceable in all remaining



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geographic areas and time periods. Employee agrees that it is his express intention that, in the event a court reforms this Agreement, the Corporation be given the broadest protection allowed by law as respects this Agreement and the Covenant Not To Compete.

         7.6      Employee Invention Materials and Invention Disclosure.

                  (a) Employee shall, at all times of employment and/or thereafter, immediately and fully disclose to the Corporation all information regarding each Invention conceived, made, developed, or perfected during Employee's employment by the Corporation, for the purpose of determining the Corporation's and Employee's rights to each Invention. Employee's duty of immediate and complete disclosure under this section continues throughout Employee's employment with the Corporation. Each Invention which Employee is required to disclose to the Corporation under this section becomes confidential information at the moment the Employee's duty to disclose under this section arises, regardless of whether or not Employee actually discloses the Invention to the Corporation.

                  (b) Employee agrees to keep, preserve in good condition and make available to the Corporation complete and up-to-date records, including sketches, drawings, notebooks and other documents relating to the Invention, including documents stored in electronically readable form, and documented source code where applicable, as well as prototypes, and other evidence of the reduction to practice of the Invention or the conception and occurrence and dates of the Invention ("Invention Materials"). Employee acknowledges that all such Invention Materials are the property of the Corporation.

         7.7 Employee Invention Assignment and Continued Employee Assistance.

                  (a) Employee hereby assigns to the Corporation all of Employee's rights in each Invention which (i) is developed using the Corporation's equipment, supplies, facilities, or information supplied by the Corporation to Employee; or (ii) which relates directly to the business of the Corporation, or to the Corporation's actual or demonstrably anticipated research or development; or (iii) which has resulted from any work performed by the Employee for the Corporation, whether or not on the Corporation's time. See attached Exhibit B for a description of Employee Inventions which by law are not subject to the assignment requirement of this section.

                  (b) Without limiting the generality of the assignment provisions in the preceding paragraph, all creative works authored by Employee during Employee's employment with the Corporation, at the request of the Corporation, are "works for hire" as that term is defined by the federal Copyright Act, as enacted or hereafter amended. The copyright to such works is owned exclusively by the Corporation, and Employee has no ownership rights in, or control over, such works. Employee shall be



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entitled to request and receive authorship credit in such works, and to have it displayed as is typical in the industry to which the work applies.

         7.8 Employee Cooperation. Employee further agrees that Employee will, at no charge to the Corporation, and at no expense to Employee, during and after Employee's employment, cooperate with the Corporation in any or all of the following: (i) prosecution of US and foreign copyright registration applications for any works of authorship by Employee which the Corporation chooses to file;
(ii) prosecution of US and foreign patent applications, including all continuation, divisional, continuation-in-part, reissue, reexamination, patent term extension applications and the like and related petitions, and including all foreign, regional or international counterparts of such applications for each assignable Invention and improvements thereon which the Corporation chooses to file; and (iii) enforcement of any patents or copyright registrations issuing from such applications, or trade secret rights therein, including executing, verifying, acknowledging and delivering to the Corporation all such papers, and performing all such actions, as the Corporation shall from time to time reasonably request related to such enforcement or prosecution or recordation actions by the Corporation, such papers including without limitation patent and copyright registrations applications and assignment documents therefor, declarations, petitions, and instruments of transfer.

         7.9 Corporation's Right to File. In addition, it is understood that the Corporation shall have the right to file for patents, copyrights, or any other state or federal statutory intellectual property rights in assignable Inventions, in Employee's name, or the Corporation's name, or in the name of the Corporation's nominee, at the Corporation's sole option.

         7.10 Warranty of Originality and Preservation of Third Party
Confidences.

                  (a) Employee undertakes not to disclose to the Corporation or its other employees any information which Employee is under an obligation to any third party to keep confidential. Employee represents and warrants that any information disclosed by Employee to the Corporation is not confidential and/or proprietary to Employee and/or to any third party.

                  (b) Employee warrants that, to the best of Employee's knowledge, all works of authorship or Inventions created by Employee under this Agreement are original, created by Employee, and will not infringe any trade secret, patent, copyright, or other proprietary rights of third parties. Employee represents and warrants that he is under no obligation or restriction, and further, that Employee will not assume any such obligation or restriction, which would in any way interfere or be inconsistent with, or present a conflict of interest concerning, the services furnished by Employee under this Agreement.

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8. Dispute Resolution. Any dispute related to the parties' employment relationship shall be resolved exclusively through binding arbitration in Seattle, Washington, under the American Arbitration Association's Commercial Arbitration Rules (the "Arbitration Rules"), except as otherwise provided herein. The aggrieved party must deliver to the other party a written notice of his intention to seek arbitration no later than one hundred eighty (180) days after the event that first gives rise to the dispute. If such notice is not delivered within such time period, the aggrieved party's rights shall be irrevocably waived. The dispute shall be decided by one arbitrator selected by mutual agreement of the parties, or absent agreement, in accordance with the Arbitration Rules. The arbitrator's fees and other expenses of the arbitrator shall be shared equally. The parties shall bear their own respective costs and attorney's fees. Washington State law shall govern all substantive aspects of the dispute, and all procedural issues not covered by the Arbitration Rules. Nothing in this Section 8, however, shall deprive a court of competent jurisdiction of the authority to apply a temporary restraining order or preliminary injunction prohibiting a violation of this Agreement prior to any arbitration proceeding.

9. Enforcement. Employee agrees that damages for breach of his obligations under or related to paragraph 7 of this Agreement may be difficult to determine and may be inadequate to remedy the harm that may be caused thereby, and therefore consents that such obligations may be enforced by injunctive relief and other appropriate remedies without necessity of bond or other security. Such injunctive relief shall be in addition to and not in place of any other remedies available at law or equity. Employee acknowledges that the restraints imposed by this Agreement are necessary for the protection of the business and goodwill of the Corporation, are not greater than are necessary to protect said business and goodwill and that he is capable of gainful employment without breaching this Agreement. However, should any court or tribunal decline to enforce any provision of this Agreement as written, the parties hereby agree that this Agreement shall, to the extent applicable to that circumstance before such court, be deemed to be modified to restrict Employee's competition with the Corporation to the maximum extent of time, scope and geography which the courts shall find enforceable, and such provisions shall be so enforced.

10. Entire Agreement. The provisions contained herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to such subject matter.

11. Modification. Any waiver, alteration, amendment or modification of any provisions of this Agreement shall not be valid unless in writing and signed by all the parties hereto.

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
12. Assignment. This Agreement is personal to Employee and Employee may not assign any of his rights or delegate any of his duties hereunder.

13. Notices. All notices and other communications called for or required by this Agreement shall be in writing and shall be addressed to the parties at their respective addresses stated below or to such other address as a party may subsequently specify in writing and shall be given by (i) hand delivery, (ii) US certified or first-class registered mail, return receipt requested and postage prepaid, (iii) overnight receipted courier, or (iv) telephonically confirmed facsimile transmission. Notices given in accordance with this paragraph shall be effective upon receipt or when receipt is refused.

         To the Corporation:    Gargoyles, Inc.
                                5866 S. 194th Street
                                Kent, WA  98032
                                Tel:   (206) 872-6100
                                Fax: (206) 872-3267


         To Employee:           Bruce Meckling


                                Tel:
                                Fax:

14. Governing Law. This Agreement, including all matters of construction, validity and performance, shall be governed by and construed and enforced in accordance with the laws of the state of Washington without regard to its conflict of law provisions which might otherwise require the application of the law of any other jurisdiction. The Corporation expressly consents to jurisdiction of the courts of the State of Washington and to venue in King County, Washington.

15. Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement.

16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and as so executed shall constitute one agreement.

17. Severability. Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.


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         IN WITNESS WHEREOF, the parties hereto have executed this Employment
Agreement as of the date first above mentioned.

GARGOYLES, INC.,
a Washington corporation

        /s/ DOUGLAS B. HAUFF                        /s/  BRUCE MECKLING
By:
     ---------------------------------------        ---------------------------
         Douglas B. Hauff, President and CEO         Bruce Meckling



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                                    EXHIBIT A

                             1995 STOCK OPTION PLAN

                                    EXHIBIT B

                   TO MECKLING-GARGOYLES EMPLOYMENT AGREEMENT

                            NOTIFICATION TO EMPLOYEE
                          REGARDING EMPLOYEE INVENTIONS


         A Washington state statute, Revised Code of Washington (RCW) 49.44.140(3), requires that all employers who include a provision in an Employment Agreement requiring assignment of any employee's rights in any invention must provide the following written notification to employees entering into the Employment Agreement:

         INVENTION ASSIGNMENT PROVISIONS IN EMPLOYMENT AGREEMENTS DO NOT APPLY TO AN INVENTION FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITY, OR TRADE SECRET INFORMATION OF THE EMPLOYER WAS USED AND WAS DEVELOPED ENTIRELY ON THE EMPLOYEE'S OWN TIME, UNLESS:

                  a) THE INVENTION RELATES

                            i)      DIRECTLY TO THE BUSINESS OF THE EMPLOYER; OR

                           ii) TO THE EMPLOYER'S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT; OR

                  b) THE INVENTION RESULTS FROM ANY WORK PERFORMED BY THE
                     EMPLOYEE FOR THE EMPLOYER.

I acknowledge that I have read and fully understand this written notification, and that I have received a separate copy of this notification:


EMPLOYEE:

BRUCE MECKLING



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Date:
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